GREENE COUNTY BANCORP, INC.

2011 PHANTOM STOCK OPTION AND LONG-TERM INCENTIVE PLAN

ARTICLE 1 – GENERAL

Section 1.1                      Purpose, Effective Date and Term.  The purpose of this Greene County Bancorp, Inc. 2011 Phantom Stock Option and Long-Term Incentive Plan (the “Plan”) is to promote the long-term financial success of Greene County Bancorp, Inc., a Federal corporation (the “Company”), and its Subsidiaries, including The Bank of Greene County (the “Bank”), by providing a means to attract, retain and reward individuals who can and do contribute to such success and to further align their interests with those of the Company’s shareholders.  The “Effective Date” of the Plan is July 1, 2011.  The Plan shall remain in effect as long as any Awards are available under the Plan.

Section 1.2                      Administration.  The Plan shall be administered by a committee of the Company’s Board of Directors (the “Committee”), in accordance with Section 5.1.

Section 1.3                      Plan Year.  The Plan Year shall be July 1 to June 30.

Section 1.4                      Participation.  Any person who is granted an Award in accordance with the terms of the Plan shall be a “Participant” in the Plan.  Awards under the Plan shall be limited to Eligible Employees and Directors of the Company, the Bank or any other Subsidiary.

Section 1.5                      Definitions.  Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article 9).

ARTICLE 2 - AWARDS

Section 2.1                      General.  Each Award under the Plan shall be subject to the terms and conditions of the Plan and such additional terms, conditions, limitations and restrictions as the Committee shall provide with respect to such Award and as evidenced in the Award Agreement.  The only Awards that may be granted under the Plan are Phantom Stock Options.  A “Phantom Stock Option” represents the right to receive a cash payment on the Determination Date equal to the positive difference between the Strike Price on the Grant Date and the Book Value of a share of the Company’s Stock on the Determination Date.  The Determination Date shall be established by the Committee on or before the Grant Date.

Section 2.2                      Settlement of Phantom Stock Options.  A Phantom Stock Option shall be settled on the Determination Date or as otherwise specified in this Plan or the Award Agreement, in accordance with such terms and conditions as may be established by the Committee.   The settlement of a Phantom Stock Option on the Determination Date shall be in cash, subject to applicable tax withholding.

Section 2.3                      Vesting of Awards.  If the right to become vested in an Award under the Plan is conditioned on the completion of a specified period of service with the Company or its Subsidiaries, without achievement of performance measures or other performance objectives (whether or not related to the performance measures) being required as a condition of vesting, and without it being granted in lieu of, or in exchange for, other compensation, then, unless otherwise determined by the Committee and evidenced in the Award Agreement, the required period of service for full vesting shall not be less than three (3) years, subject to acceleration of vesting, in the event of the Participant’s death, Disability, involuntary termination without Cause or the occurrence of a Second-Step Conversion or Change in Control, as determined by the Committee and set forth in the Award Agreement.

Section 2.4                      Deferred Compensation.  It is the Company’s intention that this Plan not be considered a deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).  Accordingly, the Awards are designed so that they shall not be considered “deferred compensation” as defined under Code Section 409A (“Deferred Compensation”).  Payments of Awards are made upon vesting and thus satisfy the “short-term deferral” exception under Code Section 409A. Nonetheless, the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the Award Agreement, without the consent of the Participant, if necessary to avoid the Awards being treated as Deferred Compensation.  Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.4 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A.  A Participant’s acceptance of any Award under the Plan constitutes acknowledgement and consent to such rights of the Committee, without further consideration or action.  Any discretionary authority retained by the Committee pursuant to the terms of this Plan or pursuant to an Award Agreement shall not be applicable to an Award if such discretionary authority would contravene Code Section 409A.

Section 2.5                      Effect of Separation of Service on Awards.  The Committee shall establish the effect of a Separation of Service on the continuation of rights and benefits available under an Award or this Plan and, in so doing, may make distinctions based upon, among other things, the cause of Separation of Service.  Unless the Committee shall specifically state otherwise at the time an Award is granted and evidences such intent in an Award Agreement, the following provisions shall apply to each Award granted under this Plan:

(a)           Upon the Separation of Service for any reason other than Disability, death, or termination without Cause, Phantom Stock Options shall be forfeited.

(b)           Upon the Separation of Service for reason of Disability or death, or due to involuntary termination without Cause (including resignation for “Good Reason”), all Phantom Stock Options shall become fully vested and payment of the cash value of the Phantom Stock Options shall be made no later than seventy-five (75) after the Participant’s Separation from Service.

(c)           In the event of a termination for Cause, all Phantom Stock Options granted to a Participant under the Plan shall expire and be forfeited.

(d)           The effect of a Change in Control or Second-Step Conversion on the vesting of Phantom Stock Options is as set forth in Article 4 hereof.

Section 2.6                      Valuation of Awards.  Except as set in Section 4.2 hereof, the cash value of a Phantom Stock Option on any date shall be an amount equal to the positive difference between the then Book Value of a share of the Company’s Stock reduced the Strike Price.  Notwithstanding the foregoing, in the event of a Change in Control, the cash value of a Phantom Stock Option shall be determined in accordance with Section 4.2.

ARTICLE 3 - SHARES OF PHANTOM STOCK SUBJECT TO PLAN

Section 3.1                      Available Phantom Stock Options.  The number of Phantom Stock Options available for Award under the Plan shall be Nine Hundred Thousand (900,000), subject to adjustment as determined in Section 3.3.

Section 3.2                      Computation of Phantom Stock Options Available.  For purposes of this Section 3.2, the number of Phantom Stock Options available for future grant shall be reduced by the number of Phantom Stock Options previously granted.  To the extent any Phantom Stock Options covered by an Award under the Plan are forfeited or are not settled for the benefit of a Participant or beneficiary for any reason, including because the Award is forfeited or canceled, such Phantom Stock Options shall not be deemed to have been settled for purposes of determining the maximum number of Phantom Stock Options available for delivery under the Plan.

Section 3.3                      Corporate Transactions.  In the event any recapitalization, forward or reverse split, reorganization (including a second-step conversion), merger, consolidation, spin-off, combination, repurchase, or exchange of shares of Stock or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the shares of Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan and/or under any Award granted under the Plan, then the Committee shall, in such manner as it deems equitable, adjust any or all of (i) the number of Phantom Stock Options deemed to be available thereafter for grants to all Participants and individually to any one Participant, (ii) the number of outstanding Phantom Stock Options, (iii) the Strike Price of Phantom Stock Options, and (iv) in the case of a second-step conversion or other appropriate transaction, the Book Value per shares of Stock covered by such Phantom Stock Options.  In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Phantom Stock Options, in response to changes in applicable laws, regulations, or accounting principles, subject in all respects to the requirements of Code Section 409A.

ARTICLE 4 - CHANGE IN CONTROL OR SECOND-STEP CONVERSION

Section 4.1                      Consequence of a Change in Control or Second-Step Conversion.  Except as otherwise provided in the Plan or as determined by the Committee and set forth in the in terms of any Award Agreement:

(a)           At the time of a Change in Control or Second-Step Conversion, all Phantom Stock Options then held by the Participant shall be deemed to have been fully earned and the cash value of outstanding Awards shall be paid to the Participants no later than 75 days after such Change in Control  or Second-Step Conversion.

(b)           In the event of a Change in Control, any performance measure attached to an Award under the Plan shall be deemed satisfied as of the date of the Change in Control.

Section 4.2                      Determination of Cash Value on a Change in Control.  In the event of a Change in Control, the cash value of a Phantom Stock Option shall be determined by multiplying the Book Value of a share of the Company’s stock by the “Price”-to- “Book Value” multiple of a share of the Company’s common stock (where the Price reflects the merger consideration per share) and then subtracting the Strike Price.

Section 4.3                      Definition of Change in Control.  For purposes of the Plan, unless otherwise provided in an Award Agreement, a “Change in Control” shall be deemed to have occurred upon the earliest to occur of the following (1) a change in ownership of the Company or the Bank under paragraph (i) below, or (2) a change in effective control of the Company or the Bank under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Company or the Bank under paragraph (iii) below:

(i)           Change in the ownership of the Company or the Bank.  A change in the ownership of the Company or the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total Fair Market Value or total voting power of the stock of such corporation; or

(ii)           Change in the effective control of the Company or the Bank.  A change in the effective control of the Company or the Bank shall occur on the date that either (1) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30% or more of the total voting power of the stock of the Company or the Bank; or (2) a majority of members of the Company’s or the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that this sub-section (2) is inapplicable where a majority shareholder of the Company or the Bank is another corporation; or

(iii)           Change in the ownership of a substantial portion of the Company’s or Bank’s assets.  A change in the ownership of a substantial portion of the Company’s or the  Bank’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross Fair Market Value equal to or more than 40% of the total gross Fair Market Value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.  For this purpose, gross Fair Market Value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  There is no Change in Control event under this paragraph (iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer; or

(iv)           For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent modified herein.

4.4                      Definition of Second-Step Conversion.  For purposes of this Plan, and unless otherwise provided in the Award Agreement, “Second-Step Conversion” shall mean the conversion of Greene County Bancorp, MHC, the mutual holding company parent of the Company, into a fully-converted stock holding company.

ARTICLE V. ADMINISTRATION

Section 5.1                      Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”).

Section 5.2                      Powers of Committee.  The Committee’s administration of the Plan shall be subject to the following:

(a)           Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Company’s and its Subsidiaries’ Eligible Employees and Directors those persons who shall receive Awards, to determine the time or times of receipt, to determine the number of Phantom Stock Options covered by the Awards, to establish the terms, conditions, performance criteria (if any),  restrictions (including without limitation, provisions relating to non-competition, non-solicitation and confidentiality), and other provisions of such Awards (subject to the restrictions imposed by Article 6) to cancel or suspend Awards and to reduce, eliminate or accelerate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award, provided, however, that any such action shall be invalid if it violates the requirements of Code Section 409A.

(b)           The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.  The Committee shall have the power to determine whether and when Awards shall be forfeited in accordance with the requirements of the Company’s Claw-Back Policy adopted on July 20, 2010, or any subsequent Claw-Back Policy adopted by the Company.

(c)           The Committee will have the authority to define terms not otherwise defined herein.

(d)           Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)           In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the certificate of incorporation and bylaws of the Company and applicable state corporate law.

Section 5.3                      Delegation by Committee.  Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.   The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted.  Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4                      Information to be Furnished to Committee.  As may be permitted by applicable law, the Company and its Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties.  The records of the Company and its Subsidiaries as to a Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Committee to be manifestly incorrect.  Subject to applicable law, Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5                      Committee Action.   The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company, Participants and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by a member of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

ARTICLE 6 - AMENDMENT AND TERMINATION

Section 6.1                      General.  The Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination (except as provided in Section 2.4, Section 3.3 and Section 6.2) may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely impair the rights of any Participant or beneficiary under any Award which was granted under the Plan prior to the date such amendment is adopted by the Board.

Section 6.2                      Amendment to Conform to Law and Accounting Changes.  Notwithstanding any provision in this Plan or any Award Agreement to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (i) conforming the Plan or the Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the Securities Exchange Commission or Financial Accounting Standards Board subsequent to the adoption of the Plan or the making of the Award affected thereby, which in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of the Company.  By accepting an Award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 6.2 or Section 2.4 to any Award granted under this Plan without further consideration or action.

ARTICLE 7 – SOURCE OF BENEFITS

Section 7.1                      Benefits Payable From General Assets.  Amounts payable hereunder shall be paid exclusively from the general assets of the Bank, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Company or any Subsidiary from which payments may be made.  The rights of each Participant hereunder shall be solely those of an unsecured creditor of the Company.  The Company’s liability for payment of any benefits hereunder shall be evidenced only by this Plan and each Award Agreement entered into between the Company and a Participant.

Section 7.2                      Investments to Facilitate Payment of Benefits.  The Company shall not be obligated to invest in any specific asset or fund.  However, in order to provide the means for the payment of any liabilities under this Plan, the Company may elect to do so and, in such event, no Participant shall have any interest whatever in such asset or fund.

Section 7.3                      Trust.  Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company, provided, however, that the Company may establish a separate trust to accumulate funds to discharge its obligations hereunder.  Provided, further, however, that such a trust does not cause the Plan to be considered to be funded for purposes of Title I of ERISA.  The Participant and his or her beneficiary shall have no right, title or interest in any such trust.

ARTICLE 8 - GENERAL TERMS

Section 8.1                      No Implied Rights.

(a)           No Contractual Right to Employment or Future Awards.  The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee the right to be retained in the employ of the Company or any Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.  No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to receive a future Award under this Plan.

(b)           No Rights as a Shareholder.  No Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company.

Section 8.2                      Transferability.  Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Code or Title I of ERISA.

Section 8.3                      Designation of Beneficiaries.  A Participant hereunder may file with the Company a written designation of a beneficiary or beneficiaries under this Plan and may from time to time revoke or amend any such beneficiary designation.  Any designation of beneficiary under this Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

Section 8.4                      Non-Exclusivity.  The adoption of this Plan by the Board shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of Phantom Stock Options otherwise than under the Plan.

Section 8.5                      Award Agreement.  Each Award granted under the Plan shall be evidenced by an Award Agreement.  A copy of the Award Agreement, in any medium chosen by the Committee, shall be provided (or made available electronically) to the Participant, and the Committee may but need not require that the Participant sign a copy of the Award Agreement.

Section 8.6                      Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

Section 8.7                      Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 8.8                      Tax Withholding.  Where a Participant is entitled to receive a cash payment upon the vesting of a Phantom Stock Option Award, the Company shall have the right to require such Participant to pay to the Company the amount of any tax which the Company is required to withhold with respect to such vesting to cover the minimum amount required to be withheld.

Section 8.9                      Action by Company or Subsidiary.  Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company or such Subsidiary.

Section 8.10                      Successors.  All obligations of the Company under this Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, stock, and/or assets of the Company.

Section 8.11                      Indemnification.  To the fullest extent permitted by law and the Company’s articles of organization, each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an Eligible Employee of the Company shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 8.12                      Restriction on Alienation of Benefits.   No right or benefit under this Plan or an Award Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge; any attempt to alienate, sell, assign, pledge, encumber, or charge the same shall be void.  No right or benefit under this Plan or under any Award Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

Section 8.13                      Governing Law.  The Plan will be administered in accordance with the laws of the State of New York.

Section 8.14                      Validity.  If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision has never been included herein.

Section 8.15                      Notice.  Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan, any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the Company at its principal executive office.  Such notices, demands, claims and other communications shall be deemed given:

(a)           in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)           in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or

(c)           in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received.  In the event a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service provider.  Communications that are to be delivered by the U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s Chief Executive Officer and to the Corporate Secretary.

Section 8.16                      Dispute Resolution/Arbitration.  The parties shall attempt in good faith to resolve any claim, controversy, or dispute of whatever nature arising between the parties (a “Dispute”), including, but not limited to, those arising out of or relating to this Plan, the Plan Agreement, or any other related documents, whether arising out of contract, tort, statute, or otherwise, promptly by negotiations between the parties.  If the Dispute cannot be settled through direct negotiations, the parties shall participate in mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration.  Thereafter, any unresolved Dispute shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules.  The arbitration proceedings shall be conducted before a neutral arbitrator who is a member of the Bar of the State of New York, has been actively engaged in the practice of law for at least fifteen (15) years and has substantial experience in connection with business transactions and interpretation of contracts.  Upon the request of either party, the arbitrator’s award shall include findings of fact and conclusions of law.  Either party may seek review of the arbitrator’s award before an arbitration review panel, comprised of three (3) arbitrators qualified in the same manner as the initial arbitrator (as set forth above).  Review by the arbitration review panel must be requested in writing within ten (10) days of the initial arbitrator’s award of such review shall be waived.  The arbitration review panel shall be entitled to review all findings of fact and conclusions of law and conduct the review process in such manner as deemed appropriate by the arbitration review panel.  The arbitration review panel shall have authority to modify the award under review in its discretion.  Unless otherwise deemed appropriate by the arbitrator(s), the prevailing party shall be entitled to an award of all reasonable out-of-pocket costs and expenses (including attorneys’ and arbitrators’ fee) related to the arbitration proceeding.  The decision of the arbitrator(s), after exhausting the review provided above, shall be deemed the “arbitration award” and may be enrolled as a final judgment as otherwise provided by law.

ARTICLE 9 - DEFINED TERMS; CONSTRUCTION

Section 9.1                      In addition to the other definitions contained herein, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

(a)           “Award” means an Award of Phantom Stock Options under the Plan.

(b)           “Award Agreement” means the document (in whatever medium prescribed by the Committee) which evidences the terms and conditions of an Award under the Plan.  Such document is referred to as an agreement regardless of whether Participant signature is required.

(c)           “Book Value” means, with respect to a share of Stock on a specified date, the book value as determined in accordance with Generally Accepted Accounting Principles (GAAP) as of the last day of the quarter ending on or immediately preceding the valuation date, with adjustments made, in the sole discretion of the Committee, to exclude accumulated other comprehensive income (ACOI).

(d)           “Board” means the Board of Directors of the Company.

(e)           If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of termination for “cause,” then, for purposes of this Plan, the term “Cause” shall have meaning set forth in such agreement.  In the absence of such a definition, “Cause” means the Participant’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

(f)           “Change in Control” has the meaning ascribed to it in Section 4.2.

(g)           “Code” means the Internal Revenue Code of 1986, as amended, and   any rules, regulations and guidance promulgated thereunder, as modified from time to time.

(h)           “Code Section 409A” means the provisions of Section 409A of the Code and any rules, regulations and guidance promulgated thereunder.

(i)           “Committee” means the Committee acting under Article 5.

(j)           “Determination Date” means the date that an Award vests in the Participant and the cash value of the Award is determined.  The Determination Date shall be the last day of the Plan Year that is the end of the third Plan Year after the Grant Date of an Award, unless otherwise specified by the Committee.

(k)           “Director” means a member of the Board of Directors of the Company or a Subsidiary.

(l)           If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of “Disability” or “Disabled,” then, for purposes of this Plan, the terms “Disability” or “Disabled” shall have meaning set forth in such agreement.  In the absence of such a definition, “Disability” or “Disabled” means that a Participant:  (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s Eligible Employees.

(m)           “Eligible Employee” means the following persons:  (i) the Chief Executive Officer, (ii) the Executive Vice-President, Chief Operating Officer and Chief Financial Officer, and (iii)

the Executive Vice President and Chief Lending Officer, and (iv) any other employee of the Company or any Subsidiary who the Committee believes has made a key contribution to the organization. Directors who are also employees of the Company or a Subsidiary shall be considered Eligible Employees under the Plan.

(n)           “Fair Market Value” means, with respect to a share of Stock on a specified date, the average of the closing prices of such Stock for the thirty (30) consecutive-day period ending on the day prior to such date.

(o)           “Good Reason” means, with respect to an Eligible Employee, any of the following:

(I)           failure to elect or reelect or to appoint or reappoint the Eligible Employee to the position held on the Grant Date unless such failure to elect, reelect, appoint or reappoint was with based on the written consent of the Executive;

(II)           a material change in the Eligible Employee’s function, duties, or responsibilities, which change would cause the Executive’s position to become one of lesser responsibility, importance or scope from the position held on the Grant Date;

(III)           a relocation of the Executive’s principal place of employment by more than 30 miles from its location at the Grant Date, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the Grant Date;

(IV)           a liquidation or dissolution of the Company or the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive; or

(V)           a material breach by the Company of this Plan or the Award Agreement to which the Participant is subject.

(p)           “Grant Date” means the date that an Award is granted to a Participant by the Committee.

(q)           “Participant” means any individual who has received, and currently holds, an outstanding Award under the Plan.

(r)           “Separation of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an Eligible Employee or Director of, or service provider to, the Company or any Subsidiary, regardless of the reason for such cessation, subject to the following:

(I)           The Participant’s cessation as an Eligible Employee or service provider shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries.

(II)           The Participant’s cessation as an Eligible Employee or service provider shall not be deemed to occur by reason of the Participant’s being on a leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s services.

(III)           If, as a result of a sale or other transaction, the Subsidiary for whom Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an Eligible Employee of or service provider to the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Separation of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing services.

(IV)           A service provider whose services to the Company or a Subsidiary are governed by a written agreement with the service provider will cease to be a service provider at the time the term of such written agreement ends (without renewal); and a service provider whose services to the Company or a Subsidiary are not governed by a written agreement with the service provider will cease to be a service provider on the date that is ninety (90) days after the date the service provider last provides services requested by the Company or any Subsidiary (as determined by the Committee).

(V)           Notwithstanding the forgoing, in the event that any Award under the Plan constitutes Deferred Compensation, the term Separation of Service shall be interpreted by the Committee in a manner consistent with the definition of “Separation from Service” as defined under Code Section 409A.

(s)           “Service” means service as an Eligible Employee, consultant or non-employee Director of the Company or a Subsidiary, as the case may be, and shall include service as a director emeritus.

(t)           “Stock” means the common stock of the Company, $.10 par value per share.

(u)           “Strike Price” means the price established with respect to a Phantom Stock Option.  The “Strike Price” of each Phantom Stock Option shall not be less than 100% of the Book Value of a share of Stock on the Grant Date.

(v)           “Subsidiary” means any corporation, affiliate, bank or other entity which would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and, other than with respect to an ISO, shall also mean any partnership or joint venture in which the Company and/or other Subsidiary owns more than fifty percent (50%) of the capital or profits interests.

Section 9.2                      In this Plan, unless otherwise stated or the context otherwise requires, the following uses apply:

(a)           actions permitted under this Plan may be taken at any time and from time to time in the actor’s reasonable discretion;

(b)           references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

(c)           in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(d)           references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(e)           indications of time of day mean New York time;

(f)           “including” means “including, but not limited to”;

(g)           all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Plan unless otherwise specified;

(h)           all words used in this Plan will be construed to be of such gender or number as the circumstances and context require;

(i)           the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Plan have been inserted solely for convenience of reference and shall not be considered a part of this Plan nor shall any of them affect the meaning or interpretation of this Plan or any of its provisions;

(j)           any reference to a document or set of documents in this Plan, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k)           all accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America.

[Signature Page Follows]

IN WITNESS WHEREOF, a designated officer of Greene County Bancorp, Inc. has executed this Plan as of 18th day of July, 2011.

ATTEST:		GREENE COUNTY BANCORP, INC.

/s/ Rebecca R. Main	By:	/s/ Donald E. Gibson
Secretary		Donald E. Gibson
President and Chief Executive Officer